Utah Department of Commerce
Division of Corporations & Commercial Code
160 East 300 South, 2nd Floor, PO Box 146705
Salt Lake City, UT 84114-6705
Service Center: (801) 530-4849
Toll Free: (877) 526-3994 Utah Residents
Fax: (801) 530-6438
Web Site: http://www.commerce.utah.gov

October 24, 2005

CERTIFICATE OF EXISTENCE

Registration Number:	5654746-0142
Business Name:	COLORADO-UTAH NATURAL GAS, INC.
Registered Date:	MAY 26, 2004
Entity Type:	CORPORATION-DOMESTIC-PROFIT
Current Status:	GOOD STANDING

The Division of Corporations and Commercial Code of the State of Utah, custodian of the records of business registrations, certifies that the business entity on this certificate is authorized to transact business and was duly registered under the laws of the State of Utah. The Division also certifies that this entity has paid all fees and penalties owed to this state; its most recent annual report has been filed by the Division; and, that Articles of Dissolution have not been filed.

Kathy Berg

Kathy Berg
Director
Division of Corporations and Commercial Code